Exhibit 99.1

COMMUNITY TRUST BANCORP, INC. ANNOUNCES TERMINATION OF MERGER AGREEMENT WITH EAGLE FIDELITY, INC.

FOR IMMEDIATE RELEASE
August 14, 2007

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND CHIEF EXECUTIVE OFFICER, COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, KY --- Community Trust Bancorp, Inc. (Nasdaq: CTBI) announced today that it has terminated its Agreement and Plan of Merger dated May 31, 2007 with Eagle Fidelity, Inc.  On August 10, 2007, CTBI was informed that the Eagle Board of Directors had determined that a third party had made a “superior proposal” for the acquisition of Eagle.  CTBI’s Board of Directors determined that it would not increase the consideration under the merger agreement. CTBI has requested payment of the maximum termination fee under the merger agreement of $1.25 million.

Jean R. Hale, Chairman, President and Chief Executive Officer of CTBI, stated, “Our Board of Directors’ decision to terminate the merger agreement is consistent with CTBI’s disciplined approach to acquisitions.  CTBI does not pursue acquisitions which would be unduly dilutive to earnings.  However, CTBI remains committed to growth both through acquisitions and denovo branching.  CTBI considers its stock a good investment and anticipates that it will begin repurchasing shares under its existing stock repurchase authorization.”

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. CTBI’s actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CTBI of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $3.0 billion, is headquartered in Pikeville, Kentucky and has 74 banking locations across eastern, northeast, central, and south central Kentucky, five banking locations in southern West Virginia, and five trust offices across Kentucky.